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                                                                     EXHIBIT 5.1

         LETTER HEAD OF ELLIS, FUNK, GOLDBERG, LABOVITZ & DOKSON, P.C.



                                  EXHIBIT 5.1
                                  -----------
                              September 24, 1997

Board of Directors
ValuJet, Inc.
1800 Phoenix Boulevard
Atlanta, GA 30349

     Re:  Registration Statement on Form S-4

Gentlemen:

     ValuJet, Inc., a Nevada corporation (the "Company"), has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of a maximum of 9,629,937 shares of the Company's common stock, par value $.001 per share (the "Common Stock").

     The Common Stock is issuable upon the effectiveness of the merger (the "Merger") of Airways Corporation, a Delaware Corporation ("Airways") with and into the Company pursuant to the terms of that certain Plan of Reorganization and Agreement of Merger dated July 10, 1997 by and between the Company and Airways, as amended (the "Merger Agreement").

     Based upon the foregoing, it is our opinion that the Common Stock which is the subject of the Registration Statement, when issued and sold in accordance with the terms of the Merger Agreement, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement.

                                    Very truly yours,

                                    /s/ Robert B. Goldberg

                                    ELLIS, FUNK, GOLDBERG, LABOVITZ
                                    & DOKSON, P.C.


RBG/slb